ASSIGNMENT AND ASSUMPTION OF DISTRIBUTOR’S INTEREST UNDER DISTRIBUTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of May 1, 2009 (the “Effective Date”) by and between Nationwide Securities, LLC (“Assignor”) and Nationwide Investment Services Corporation ("Assignee").

W I T N E S S E T H :

WHEREAS, Assignor is the Distributor under a Distribution Agreement (the "Agreement") made effective as of May 12, 2008 by and among Nationwide Life Insurance Company of America (“NLICA”), Nationwide Life and Annuity Company of America (“NLACA”) and 1717 Capital Management Company, predecessor by merger to Assignor (“1717 CMC”);

WHEREAS, Assignor, as successor by merger to 1717 CMC, desires to assign all of its rights, duties and responsibilities as Distributor under the Agreement in order to consolidate variable product distribution functions within the Nationwide family of companies;

WHEREAS, in furtherance of such plan to consolidate distribution functions,  Assignee desires to assume all of Assignor's obligations as the Distributor under the Agreement; and

WHEREAS, the Agreement prohibits assignment without the consent of NLICA and NLACA, and NLICA and NLACA have agreed to consent to such assignment provided that Assignee assumes Assignor’s obligations under the Agreement.

NOW, THEREFORE, Assignor and Assignee do hereby agree, for good and valuable consideration, the receipt of which is hereby acknowledged, as follows:

1.           Effective as of the Effective Date, Assignor hereby transfers and assigns to Assignee all of its rights, duties and obligations in, to and under the Agreement.

2.           Effective as of the Effective Date, Assignee hereby accepts such transfer and assignment and assumes and agrees to observe, perform and be bound by all of the undertakings and obligations of Assignor pursuant to the Agreement, whether absolute or contingent, whether presently existing or hereafter arising.

3.           Assignor and Assignee hereby request the approval of NLICA and NLACA to the foregoing assignment and assumption.  To induce NLICA and NLACA to grant such requests, Assignee hereby acknowledges that the Agreement is in full force and effect in accordance with its terms and agrees and confirms that all warranties and representations of Assignor contained in the Agreement are incorporated herein and remade by Assignee as of the date hereof in all respects as if set forth in full herein.

4.           Assignee's address for the giving of notices pursuant to Section 10.c. of the Agreement shall be:

Nationwide Investment Services Corporation
Attention: President
One Nationwide Plaza
Columbus, Ohio 43215

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption Agreement as of the day and year first above set forth.

Assignor: Nationwide Securities, LLC By: /s/MICHAEL A. HAMILTON Name: Michael A. Hamilton Title: President	Assignee: Nationwide Investment Services Corporation By: /s/ROBERT O. CLINE Name: Robert O. Cline Title: President

Consented to: Nationwide Life Insurance Company of America Nationwide Life and Annuity Company of America By: /s/PETER A. GOLATO Name: Peter A. Golato Title: President